Exhibit 2(b) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K


                        Money Market Obligations Trust II

                                 Amendment No. 1
                                 to the By-Laws

                           Effective November 18, 1997



Add the following:

                                    Article V

                                   Committees


Section 3. Action by Consent of the Board of Trustees, Executive Committee or Other Committee. Subject to Article IV, Section 1 of these By-Laws, any action required or permitted to be taken at any meeting of the Trustees, Executive Committee or any other duly appointed Committee may be taken without a meeting if consents in writing setting forth such action are signed by all members of the Board or such committee and such consents are filed with the records of the Trust. In the event of the death, removal, resignation or incapacity of any Board or committee member prior to that Trustee signing such consent, the remaining Board or committee members may re-constitute themselves as the entire Board or committee until such time as the vacancy is filled in order to fulfill the requirement that such consents be signed by all members of the Board of committee.